EXHIBIT 99
                                   ----------


October 27, 2004


FOR IMMEDIATE RELEASE:
CONTACT:
     Trent B. Troyer, President
     FFD Financial Corporation
     321 North Wooster Avenue
     Dover, Ohio  44622-0038
     (330) 364-7777

FFD Financial Corporation Reports Net Earnings For The Three Months Ended September 30, 2004

DOVER, OHIO - FFD Financial Corporation, parent company of First Federal Community Bank of Dover, Ohio, reported net earnings for the three months ended September 30, 2004, of $204,000, or diluted earnings per share of $.17, compared to the $176,000, or $.15 per diluted share, of net earnings reported for the comparable three-month period in 2003. The $28,000, or 15.9%, increase in net earnings resulted from an increase of $91,000, or 9.7%, in net interest income, which was partially offset by increases of $44,000 in general, administrative and other expenses and $14,000 in the provision for federal income taxes, and a $5,000 decrease in other income.

The increase in net interest income was due to an increase in average loans outstanding and the .75% increase in the prime lending rate that occurred during the period and a decrease in the cost of time deposits which re-priced to current market rates during the period. The increase in general, administrative and other expense was due primarily to an increase in salaries and employee benefits and a decrease in deferred loan origination costs related to the reduction in the number of mortgage loans originated.

FFD Financial Corporation reported total assets at September 30, 2004 of $136.7 million, total liabilities of $119.9 million, including deposits of $106.3 million and shareholders' equity of $16.8 million.

FFD Financial Corporation is traded on the NASDAQ SmallCap Market under the symbol FFDF. First Federal Community Bank has offices in downtown Dover, downtown New Philadelphia, and on the Boulevard in Dover. The Company maintains an interactive web site at www.onlinefirstfed.com.
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                            FFD Financial Corporation
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)


                                                       September 30,    June 30,
         ASSETS                                                 2004        2004
                                                                (unaudited)
Cash and cash equivalents                             $  9,031          $ 10,820
Investment securities                                    4,501             4,402
Mortgage-backed securities                                 944             1,025
Loans receivable                                       117,078           114,505
Other assets                                             5,157             5,140
                                                      --------          --------

         Total assets                                 $136,711          $135,892
                                                      ========          ========

         LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                             $ 106,311          $105,446
Borrowings                                              12,607            12,669
Other liabilities                                          956             1,039
                                                      --------          --------
         Total liabilities                             119,874           119,154
Shareholders' equity                                    16,837            16,738
                                                      --------          --------

         Total liabilities and shareholders' equity   $136,711          $135,892
                                                      ========          ========


                            FFD Financial Corporation
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)


                                                          Three months ended
                                                             September 30,
                                                      2004                 2003

Total interest income                                $1,612               $1,592

Total interest expense                                  580                  651
                                                     ------               ------

         Net interest income                          1,032                  941

Provision for losses on loans                             0                    0
                                                     ------               ------

         Net interest income after provision for
           losses on loans                            1,032                  941

Other income                                            164                  169

General, administrative and other expense               887                  843
                                                     ------               ------

         Earnings before income taxes                   309                  267

Federal income taxes                                    105                   91
                                                     ------               ------

         NET EARNINGS                                $  204               $  176
                                                     ======               ======

         EARNINGS PER SHARE
           Basic                                     $  .18               $  .15
                                                     ======               ======

           Diluted                                   $  .17               $  .15
                                                     ======               ======